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                                                                                                     EXHIBIT 12
                                                              AMERICAN ELECTRIC POWER COMPANY, INC.
                                                 Computation of Consolidated Ratio of Earnings to Fixed Charges
                                                                (in millions except ratio data)
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                                                                                                         Twelve
                                                                                                         Months
                                                                  Year Ended December 31,                 Ended
                                                   -----------------------------------------------------
                                                       1996       1997       1998      1999       2000   6/30/01
                                                       ----       ----       ----      ----       ----    ------
Fixed Charges:
  Interest on Long-term Debt . . . . . . . . . . .    $  679     $  698    $  682     $  773     $  768  $  743
  Interest on Short-term Debt. . . . . . . . . . .        99        107       134        149        259     239
  Miscellaneous Interest Charges . . . . . . . . .        35         50        77         77        161     200
  Estimated Interest Element in Lease Rentals. . .       222        221       222        212        217     217
  Preferred Stock Dividends. . . . . . . . . . . .        94         45        29         28         32      28
                                                      ------     ------    ------     ------     ------  ------
        Total Fixed Charges. . . . . . . . . . . .    $1,129     $1,121    $1,144     $1,239     $1,437  $1,427
                                                      ======     ======    ======     ======     ======  ======

Earnings:
  Income Before Income Taxes . . . . . . . . . . .    $1,394     $1,414    $1,477     $1,468     $  899  $1,537
  Plus Fixed Charges (as above). . . . . . . . . .     1,129      1,121     1,144      1,239      1,437   1,427
  Less Undistributed Earnings in
   Equity Investments. . . . . . . . . . . . . . .        11         36        42         46         46      44
                                                      ------     ------    ------     ------     ------  ------
       Total Earnings. . . . . . . . . . . . . . .    $2,512     $2,499    $2,579     $2,661     $2,290  $3,008
                                                      ======     ======    ======     ======     ======  ======

Ratio of Earnings to Fixed Charges . . . . . . . .      2.22       2.22      2.25       2.14       1.59    2.10
                                                        ====       ====      ====       ====       ====    ====
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